MARCUM
ACCOUNTANTS ▲ ADVISORS

October 25, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by SMG Indium Resources Ltd. under Item 4.01 of its Form 8-K dated October 25, 2011. We agree with the statements concerning our Firm in such Form 8-K. We are not in a position to agree or disagree with other statements of SMG Indium Resources Ltd. contained therein.

Very truly yours,

Marcum LLP

S:\BUSINESS\Word_Processing\Common\Finalized\SMG Indium Resources Ltd\2011\Letters\7761 Change of Accountants Letter - Form 8K Attachment.doc